Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and
Supplemental Schedules

December 31, 2007, 2006 and 2005

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

        The Plan Sponsor and Plan Administrator of the

        TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2007.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Minneapolis, Minnesota

June 25, 2008

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2007	2006
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$129,846,137	$207,791,502
Cash and accrued interest receivable	114,436	150,836
Total TCF Financial Corporation Stock Fund	129,960,573	207,942,338
TCF Financial Corporation stock (held for in-kind distributions)	61,249	850
Mutual funds	23,512,281	16,868,101
Money market funds	2,984,318	2,782,651
Total investments	156,518,421	227,593,940
Receivables	266	19,023
Total assets	156,518,687	227,612,963

Net assets available for plan benefits	$156,518,687	$227,612,963

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2007	2006	2005
Investment income:
Dividends	$7,656,835	$7,599,557	$7,098,549
Interest	18,285	15,755	9,211
Total investment income	7,675,120	7,615,312	7,107,760

Net (depreciation) appreciation:
Realized gain on distributions, sales and share class changes:
TCF Financial Corporation Stock Fund	15,246,889	16,295,848	12,546,069
Mutual funds	950,044	228,709	58,386

Change in unrealized (depreciation) appreciation of investments:
TCF Financial Corporation Stock Fund	(83,394,844)	(14,615,534)	(53,294,974)
Mutual funds	(527,787)	979,967	349,321
Total net (depreciation) appreciation	(67,725,698)	2,888,990	(40,341,198)

Deposits and contributions:
Participant deposits	11,891,988	10,541,352	11,378,070
Employer cash contributions	6,551,633	5,060,275	4,253,850
Total deposits and contributions	18,443,621	15,601,627	15,631,920

Distributions:
Withdrawals and distributions	(25,900,311)	(25,493,854)	(15,752,112)
Dividends	(3,208,712)	(3,417,349)	(3,385,258)
Total distributions	(29,109,023)	(28,911,203)	(19,137,370)

Administrative expenses	(378,296)	(330,352)	(317,208)

Decrease in net assets
available for plan benefits	(71,094,276)	(3,135,626)	(37,056,096)

Net assets available for plan benefits:
Beginning of year	227,612,963	230,748,589	267,804,685
End of year	$156,518,687	$227,612,963	$230,748,589

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                  Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  The fair value of these assets are based upon quotes from independent asset pricing services based on active markets.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

The Plan provides for investment in TCF Financial Corporation common stock.  At December 31, 2007 and 2006, approximately 83% and 91% of the Plan’s total assets were invested in the common stock of TCF Financial Corporation, respectively.  The underlying value of the TCF Financial Corporation common stock is entirely dependent upon the performance of TCF Financial Corporation and the market’s evaluation of such performance.

Recent Accounting Developments

On September 6, 2006 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements.  SFAS 157 clarifies the fair value measurement objective, its application in GAAP and establishes a framework that builds on current practice and requirements.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  No significant impact is expected on the financial statements of the TCF Employees Stock Purchase Plan from the adoption of this Statement.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(2)                                  Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan sponsor is TCF Financial Corporation (“TCF Financial”).  US Bank National Association (“US Bank or Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

All full-time and part-time employees are eligible to participate in the Plan.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis.  Prior to April 1, 2006, an additional 6% of their covered pay could be contributed to the Plan on an after tax basis, with certain limitations.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $15,500, $15,000 and $14,000 during 2007, 2006 and 2005, respectively.  Effective April 1, 2006, the Plan was amended to allow participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution is $5,000 for 2007.

Participating employers match the contributions of employees who have completed one year of service at the rate of 50 cents per dollar contributed for employees with one to four years of service, 75 cents per dollar contributed for employees with five to nine years of service and $1 per dollar contributed for employees with ten or more years of service.  Employer matching contributions are made on the first 6% of eligible compensation contributed.  Prior to April 1, 2006, participating employers matched the contributions of all employees who had worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar contributed on the first 6% of eligible compensation contributed.  Effective April 1, 2006, the 1,000 hours of work requirement was eliminated.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.

All employee and employer contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participants may elect to invest their employee account balance in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Participants may also elect to diversify their employer matching account balance if they are fully vested (after 5 years of service).  Effective January 1, 2007, participants may elect to diversify their employer

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

matching account balance after completing three years of service.  Finally, effective June 1, 2008, participants may elect to diversify their employer matching account balance immediately.  Eligible participants may select from the following investment options: Vanguard Institutional Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Small-Cap Index Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Prime Money Market Fund or the TCF Financial Corporation Stock Fund.

Participant deposits to the Plan are fully vested at all times.  Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Corporation Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, Plan administration expenses and reduction of employer contributions as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses paid by TCF Financial during 2007, 2006 and 2005 totaled $512,758, $853,922 and $748,252, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares of TCF common stock in the Plan.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                                  Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2007
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2007 Net Assets

TCF Financial Corporation	$86,232	$65,590	$5,278,238
TCF National Bank	10,138,937	5,579,949	133,465,572
TCF National Bank Arizona	31,245	21,512	599,468
TCF Equipment Finance, Inc.	982,197	483,912	5,235,071
Winthrop Resources Corporation	513,939	327,091	5,183,152
TCF Portfolio Services, Inc.	67,781	46,214	1,352,999
TCF Agency, Inc.	64,073	23,949	1,070,581
TCF Mortgage Corporation	-	-	3,670,690
TCF Insurance Agency, Inc.	-	-	610,484
Great Lakes Mortgage LLC	7,584	3,416	52,432
Total	$11,891,988	$6,551,633	$156,518,687

	Year Ended December 31, 2006
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2006 Net Assets

TCF Financial Corporation	$36,201	$18,122	$7,442,076
TCF National Bank	8,965,260	4,367,277	193,701,514
TCF National Bank Arizona	22,809	10,583	903,110
TCF Equipment Finance, Inc.	831,262	341,386	5,854,035
Winthrop Resources Corporation	450,566	210,773	5,985,242
TCF Portfolio Services, Inc.	66,320	30,073	1,936,036
TCF Agency, Inc.	49,957	17,986	1,483,633
TCF Mortgage Corporation	42,679	27,161	8,477,698
TCF Insurance Agency, Inc.	71,858	35,443	1,729,561
Great Lakes Mortgage LLC	4,440	1,471	100,058
Total	$10,541,352	$5,060,275	$227,612,963

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                                  Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(5)                                  Investments Not Directed by Participants

Non-participant directed assets at December 31, 2007 are the employer matching account balances of participants that have not yet completed three years of service.  Non-participant directed assets at December 31, 2006 are the employer matching account balances of participants that are not 100% vested (generally five years of service completed).  Effective June 1, 2008, participants may elect to diversify their employer matching account balance immediately.

The following schedules disclose information about non-participant directed assets:

	At December 31,
	2007	2006
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$947,812	$2,918,740
Net assets not directed by participants	$947,812	$2,918,740

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2007	2006	2005
Investment income:
Dividends	$34,603	$87,802	$83,887
Interest	111	202	122
Total investment income	34,714	88,004	84,009

Net (depreciation) appreciation	(297,925)	93,195	(403,626)

Deposits and contributions:
Participant deposits	-	-	-
Employer cash contributions	1,069,427	1,402,090	1,265,245
Total deposits and contributions	1,069,427	1,402,090	1,265,245

Transfers to assets eligible for participant direction	(2,225,906)	(1,033,339)	(28,193)

Distributions:
Withdrawals and distributions	(171,740)	(354,096)	(441,665)
Dividends	(1,202)	(3,544)	(3,917)
Total distributions	(172,942)	(357,640)	(445,582)

Administrative expenses	(378,296)	(330,352)	(317,208)

(Decrease) increase in net assets not directed by participants	(1,970,928)	(138,042)	154,645

Net assets not directed by
participants:
Beginning of year	2,918,740	3,056,782	2,902,137
End of year	$947,812	$2,918,740	$3,056,782

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(6)                                  Investments

Plan investments are stated at fair value, determined by quoted market prices.  The net unrealized appreciation of investments reflected in Plan total and net assets is as follows:

	At December 31, 2007
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$96,158,062	$129,846,137	$33,688,075
Cash and accrued
interest receivable	114,436	114,436	-
Total TCF Financial
Corporation Stock Fund	96,272,498	129,960,573	33,688,075
TCF Financial Corporation stock (held
for in-kind distributions)	42,405	61,249	18,844
Mutual funds **	22,675,258	23,512,281	837,023
Money market funds	2,984,318	2,984,318	-
	$121,974,479	$156,518,421	$34,543,942

	At December 31, 2006
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$90,689,783	$207,791,502	$117,101,719
Cash and accrued
interest receivable	150,836	150,836	-
Total TCF Financial
Corporation Stock Fund	90,840,619	207,942,338	117,101,719
TCF Financial Corporation stock (held
for in-kind distributions)	806	850	44
Mutual funds	15,503,291	16,868,101	1,364,810
Money market funds	2,782,651	2,782,651	-
	$109,127,367	$227,593,940	$118,466,573

* Individual investments which represent 5% or more of the plan’s net assets.

** Includes an individual investment in the Vanguard Mid-Cap Index Fund which has a fair value of $8,114,641 and represents 5% or more of the plan’s net assets.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                                  Distributions

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2007
	Number of Units/Shares	Cost	Fair Value	Gain on Distributions and Sales
TCF Financial
Corporation stock	1,024,081	$11,510,445	$26,757,334	$15,246,889
Mutual funds	182,113	4,040,725	4,990,769	950,044
Money market funds	65,219,021	65,219,021	65,219,021	-
	66,425,215	$80,770,191	$96,967,124	$16,196,933

	Year Ended December 31, 2006
	Number of Units/Shares	Cost	Fair Value	Gain on Distributions and Sales
TCF Financial
Corporation stock	1,020,991	$10,497,700	$26,793,548	$16,295,848
Mutual funds	196,513	4,186,254	4,414,963	228,709
Money market funds	63,021,383	63,021,383	63,021,383	-
	64,238,887	$77,705,337	$94,229,894	$16,524,557

	Year Ended December 31, 2005
	Number of Units/Shares	Cost	Fair Value	Gain on Distributions and Sales
TCF Financial
Corporation stock	718,114	$7,163,021	$19,709,090	$12,546,069
Mutual funds	91,660	1,806,222	1,864,608	58,386
Money market funds	55,834,159	55,834,159	55,834,159	-
	56,643,933	$64,803,402	$77,407,857	$12,604,455

Cash and shares of TCF Financial Corporation common stock totaling $29,109,023, $28,911,203 and $19,137,370 were distributed in 2007, 2006 and 2005, respectively.  At December 31, 2007 and 2006, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $131,251 and $74,363, respectively.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The accompanying financial statements for 2007 and 2006 differ from Form 5500, as filed with the Department of Labor.  The following is a reconciliation of net assets available for plan benefits per the financial statements to Form 5500:

	At December 31,
	2007	2006
Net assets available for plan benefits
per accompanying financial statements	$156,518,687	$227,612,963
Liabilities including amounts due to
participants	(131,251)	(74,363)
Net assets available for plan benefits
per Form 5500	$156,387,436	$227,538,600

The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500:

	At December 31,
	2007	2006
Distributions to participants
per accompanying financial statements	$29,109,023	$28,911,203
Add: Amounts allocated to withdrawing
participants at December 31, 2007	131,251	74,363
Less: Amounts allocated to withdrawing
participants at December 31, 2006	(74,363)	(102,232)
Distributions to participants
per Form 5500	$29,165,911	$28,883,334

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Forfeitures of unvested employer matching contributions were used to offset plan expenses as follows:

	Year Ended December 31,
	2007	2006	2005

Total forfeitures for the current year	$361,480	$269,280	$429,262
Forfeitures used to pay plan expenses	(378,296)	(330,352)	(317,208)
Forfeitures used to fund employer
contributions	(2,051)	(5,291)	(75,862)
Interest on forfeited amounts	8,873	7,407	3,883
Forfeitures carried over from
previous year	19,802	78,758	38,683
Forfeitures to be used to offset
future expenses	$9,808	$19,802	$78,758

If participants are rehired by a participating employer within five years of termination, unvested forfeitures are returned to the participant’s account.

(8)                                  Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligations Class Y Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2007 and 2006, TCF Financial did not purchase or sell any shares of TCF Financial Corporation common stock from or to the Plan.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2007

Issuer	Description	Units / Shares	Cost	Fair Value

TCF Financial Corporation stock*			$96,158,062	$129,846,137
Cash and accrued interest
receivable			$114,436	$114,436
Total TCF Financial	Stock
Corporation Stock Fund*:	Fund	7,241,837	$96,272,498	$129,960,573

TCF Financial Corporation stock
(held for in-kind	Stock
distributions)*	Fund	3,416	$42,405	$61,249

Vanguard Institutional	Mutual
Index Fund	Fund	57,882	$7,193,630	$7,764,288

Vanguard Mid-Cap	Mutual
Index Fund	Fund	390,879	$7,604,346	$8,114,641

Vanguard Small-Cap	Mutual
Index Fund	Fund	147,128	$5,102,808	$4,796,367

Vanguard Intermediate-Term Bond	Mutual
Index Fund	Fund	270,189	$2,774,474	$2,836,985

Vanguard Prime Money Market	Money
Fund	Market Fund	2,980,268	$2,980,268	$2,980,268

First American Prime	Money
Obligations Class Y Fund*	Market Fund	4,050	$4,050	$4,050

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2007

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

Description of	Number of		Amount of
Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

TCF Financial
Corporation
stock*	63	312	$17,020,324	$26,757,334	$11,510,445	$15,246,889

First American
Prime Obligations
Class Y Fund*	522	498	$60,860,386	$60,836,680	$60,836,680	$-

Series of Transactions (Involving One Broker) Which Exceed 5% of Plan Assets:

Description of	Number of		Amount of
Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

Broker: Unx/Sei Brokerage Services

TCF Financial
Corporation
stock*	2	188	$49,939	$11,476,002	$5,640,658	$5,835,344

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.